Exhibit 10.4

SECOND AMENDMENT
OF
2011 AMENDED AND RESTATED
ACCO BRANDS CORPORATION
INCENTIVE PLAN

This Second Amendment (“Amendment”) of the 2011 Amended and Restated ACCO Brands Corporation Incentive Plan (“Plan”), adopted by the Board, is effective March 5, 2014 (the “Effective Date”). Capitalized terms not defined herein shall have the meaning set forth in the Plan.
RECITALS
WHEREAS, ACCO Brands Corporation (the “Company”) sponsors the Plan, which the Company amended and restated pursuant to stockholder approval on May 17, 2011 and further amended on February 23, 2012 and approved by stockholders on April 23, 2012;
WHEREAS, the Board deems it advisable to amend the Plan to provide that Awards shall become earned, vested and otherwise payable in connection with a Change in Control only as may be set forth in the terms of the grant agreement evidencing the Award, and to make other amendments consistent therewith.
NOW, THEREFORE, the Company amends the Plan effective as of the Effective Date, as follows:
1.Section 13(b)(ii) of the Plan is deleted in its entirety and replaced as follows:

“(ii)    The consequences of a Change of Control, if any, will be set forth in the agreement evidencing the Award.”
2.Section 13(b)(iii) of the Plan is deleted in its entirety and replaced as follows:

“(iii)    In the event of (A) any merger, consolidation or other similar transaction in which the Company is not the surviving corporation and the holders of shares of Common Stock receive securities or other property, including cash, other than shares of the surviving corporation in such transaction, (B) dissolution or liquidation of the Company, or (C) sale of all or substantially all of the Company’s assets (on a consolidated basis), the Committee shall, to the extent deemed appropriate by the Committee, have the power to: (1) cancel, effective immediately prior to the occurrence of such event, each Award (whether or not then exercisable, vested or payable), and, in full consideration of such cancellation, pay to the Participant to whom such Award was granted an amount in cash, for each share of Common Stock subject to such Award, equal to the value of such Award, as determined by the Committee; provided that with respect to any outstanding Option or SAR such value shall be equal to the excess of (x) the value, as determined by the Committee, of the property (including cash) received by the holder of a share of Common Stock as a result of such event over (y) the exercise price of such Option or SAR; or (2) provide for the exchange of each Award (whether or not then exercisable, vested or payable) for an Award with respect to (x) some or all of the property which a holder of the number of shares of Common Stock subject to such Award would have received in such transaction or (y) securities of the acquiror or surviving entity and, incident thereto, make such adjustments as may be permitted and applicable under Section 13(a) with respect to such Award. The determination by the Committee as to the terms of any of the foregoing adjustments shall be conclusive and binding.”
3.Section 13(b)(iv) is deleted in its entirety.

4.The Plan is hereby ratified, affirmed and continued, as amended hereby.

5.This Amendment shall be effective for all Awards granted on or after the date hereof.

WHEREFORE, the Company hereby adopts this Amendment effective as set forth above.

ACCO BRANDS CORPORATION By:/s/ Pamela R. Schneider Its:Senior Vice President, Secretary and General Counsel